Filed Pursuant to Rule 433

Registration No. 333-283988

Free Writing Prospectus Dated June 16, 2025

EOG Resources, Inc.

Pricing Term Sheet

$500,000,000 4.400% Senior Notes due 2028 (“2028 Notes”)

$1,250,000,000 5.000% Senior Notes due 2032 (“2032 Notes”)

$1,250,000,000 5.350% Senior Notes due 2036 (“2036 Notes”)

$500,000,000 5.950% Senior Notes due 2055 (“2055 Notes”)

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement dated June 16, 2025.

Issuer:	EOG Resources, Inc.

Ratings*:	Moody’s: A3 (stable) S&P: A- (stable)

Trade Date:	June 16, 2025

Settlement Date**:	July 1, 2025 (T+10)
Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2026

	2028 Notes	2032 Notes	2036 Notes	2055 Notes
Principal Amount:	$500,000,000	$1,250,000,000	$1,250,000,000	$500,000,000
Maturity Date:	July 15, 2028	July 15, 2032	January 15, 2036	July 15, 2055
Coupon:	4.400%	5.000%	5.350%	5.950%
Benchmark Treasury:	3.875% due June 15, 2028	4.125% due May 31, 2032	4.250% due May 15, 2035	4.625% due February 15, 2055
Benchmark Treasury Yield:	3.934%	4.235%	4.460%	4.970%
Spread to Benchmark Treasury:	+50 basis points	+80 basis points	+90 basis points	+100 basis points
Yield to Maturity:	4.434%	5.035%	5.360%	5.970%
Price to Public:	99.902% of Principal Amount	99.792% of Principal Amount	99.917% of Principal Amount	99.719% of Principal Amount

Optional Redemption:

Make-whole Call:	If before June 15, 2028, treasury rate plus 10 basis points	If before May 15, 2032, treasury rate plus 15 basis points	If before October 15, 2035, treasury rate plus 15 basis points	If before January 15, 2055, treasury rate plus 15 basis points

Par Call:	At any time on or after June 15, 2028	At any time on or after May 15, 2032	At any time on or after October 15, 2035	At any time on or after January 15, 2055

Special Mandatory Redemption:	If (i) the consummation of the Encino Acquisition does not occur on or before the later of (a) May 30, 2026 and (b) the date that is five business days after the date to which the outside date under the Purchase Agreement may be extended (such later date, the “Outside Date”), (ii) prior to the Outside Date, the Purchase Agreement is terminated or (iii) the Issuer otherwise notifies the trustee in writing that the Issuer will not pursue the consummation of the Encino Acquisition, the Issuer will be required to redeem the 2028 Notes and the 2055 Notes at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. The 2032 Notes and the 2036 Notes will not be subject to Special Mandatory Redemption.

CUSIP/ISIN:	26875P AX9 / US26875PAX96	26875P AY7 / US26875PAY79	26875P AZ4 / US26875PAZ45	26875P BA8 / US26875PBA84

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Scotia Capital (USA) Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

PNC Capital Markets LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

Co-Manager:	M&T Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
**

It is expected that delivery of the notes will be made against payment therefor on or about July 1, 2025, which is the tenth business day following the Trade Date (such settlement cycle being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before the Settlement Date will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526 (toll-free), BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at (212) 834-4533 or Scotia Capital (USA) Inc. at 1-800-372-3930.

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